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+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

         Benson                     Nicholas                          J.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    c/o Sunterra Corporation
    1781 Park Center Drive
    ----------------------------------------------------------------------------
                                   (Street)

         Orlando,                   Florida                           32835
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)     07/29/02
                                                           ---------------------
3.  IRS Identification Number of Reporting Person, if an entity
    (Voluntary)


4.  Issuer Name and Ticker or Trading Symbol Sunterra Corporation
                                             -----------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)
      X Director     X  Officer             ___ 10% Owner    ___ Other
     ---            --- (give title below)                       (specify below)

                           Chief Executive Officer
                           -----------------------

6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint/Group Filing (Check Applicable line)
     X   Form filed by One Reporting Person
    ---
    ____ Form filed by More than One Reporting Person

              Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)

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
     None                ---                  ---                  ---
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reported person, see Instruction
  5(b)(v).

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FORM 3 (continued)      Table II--Derivative Securities Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative     2. Date Exer-        3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)        cisable and          Underlying Derivative Security      or              Form of        direct Bene-
                               Expiration           (Instr. 4)                          Exercise        Derivative     ficial
                               Date                                                     Price           Security;      Ownership
                               (Month/Day/                                              of              Direct (D)     (Instr. 5)
                               Year)                                                    Derivative      or In-
                            -------------------------------------------------------     Security        direct (I)
                            Date      Expira-                            Amount or                      (Instr. 5)
                            Exer-     tion                Title          Number of
                            cisable   Date                               Shares
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
        Options             12/17/02  07/29/11   Common Stock            512,812     $15.00-               D              ---
                            to                                                       25.00
                            06/17/05
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

Explanation of Responses:     /s/ Nicholas J. Benson            August 8, 2002
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                                       Nicholas J. Benson

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.